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FORM 4
/  /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.	Name and Address of Reporting Person

<<	Brookhaven Capital Management, LLC  >>
	(Last) (First) (Middle)
<<	3000 Sand Hill Road, Building 3, Suite 105, Menlo Park, CA  94025
	(Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol:<<Intrenet, Inc. (INET)>>

3.	IRS or Social Security Number of Reporting Person (Voluntary) _____

4.	Statement for Month/Year:   <<  March, April and May 2000  >>

5.	If Amendment, Date of Original (Month/Year)	June 2000

6.	Relationship of reporting person to issuer
	(Check all applicable)

<<	____ Director			XXX 10% Owner  >>
	____ Officer (give		____ Other (specify
          title below)			  below)
		______________________

7.	Individual or Joint/Group Filing (Check Applicable line)

	____  Form filed by one Reporting Person

<<	_XX_  Form filed by More than One Reporting Person  >>

										SEC 1474 (7-96)

FORM 4 (continued)							Page 2 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	3-6-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S	>>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	795,500  			D				$1.0364  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	4,285,599  >>  (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (1)(2)(3)	>>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 3 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	3-6-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	P  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	300,000	>>        A				$1.0343

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	4,285,599  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 4 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	3-6-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	105,040	>>		D				$1.0364

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	4,285,599  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 5 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	3-6-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	4,260	>>		D				$1.0364

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	2,604,298  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D - by Watershed Partners, L.P.  >>
<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 6 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	3-6-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	P  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	576,800  >>		A				$1.0364

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	2,604,298  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D - by Watershed Partners, L.P.  >>
<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 7 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	3-7-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	8,300  >>			D				$2.4375

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	4,285,599  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 8 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	3-7-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	1,700  >>			D				$2.4375

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	2,604,298  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D - by Watershed Partners, L.P.  >>
<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 9 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	3-8-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	37,600  >>		D				$2.429

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	4,285,599  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 10 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	3-9-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	P  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	1,000  >>			A				$2.4063

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	4,285,599  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 11 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	3-9-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	1,000	>>		S				$2.5625

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	4,285,599  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 12 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	3-24-00 >>

3.	Transaction Code (Instr. 8)

	Code

<<	P  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	9,340	>>		A				$2.2179

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	4,285,599  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 13 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	3-27-00 >>

3.	Transaction Code (Instr. 8)

	Code

<<	P  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	125,000	>>		A				$2.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	4,285,599  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 14 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	3-27-00 >>

3.	Transaction Code (Instr. 8)

	Code

<<	P  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	375,000	>>		A				$2.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	2,604,298  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D - by Watershed Partners, L.P. >>
<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 15 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	4-6-00 >>

3.	Transaction Code (Instr. 8)

	Code

<<	S  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	157,500	>>		D				$2.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	4,285,599  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 16 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	4-6-00 >>

3.	Transaction Code (Instr. 8)

	Code

<<	P  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	10,000  >>		A				$2.0062

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	4,285,599  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 17 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	4-6-00 >>

3.	Transaction Code (Instr. 8)

	Code

<<	P  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	155,000	>>		A				$2.0062

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	2,604,298  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D - by Watershed Partners, L.P.  >>
<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 18 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	4-7-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	P  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	50,000	>>		A				$2.25

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	2,604,298  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D - by Watershed Partners, L.P.  >>
<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 19 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	4-7-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	50,000	>>		D				$2.25

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	4,285,599  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 20 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	4-11-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	8,000	>>		D				$2.06

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	4,424,799  >> (4)  Does not include other shares owned directly by
Vincent A. Carrino; the number of shares held directly by Mr. Carrino did not change during the reporting period.

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - by Vincent A. Carrino (3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 21 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	4-11-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	P  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	7,000  			A				$2.125  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	4,285,599  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).				SEC 1474 (7-96)

FORM 4 (continued)							Page 22 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	4-11-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	P  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	5,500  			A				$2.1023  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	2,604,298  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D - by Watershed Partners, L.P.  >>
<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).				SEC 1474 (7-96)

FORM 4 (continued)							Page 23 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	4-24-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	P  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	7,400  			A				$1.25  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	2,604,298  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D - by Watershed Partners, L.P.  >>
<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).				SEC 1474 (7-96)

FORM 4 (continued)							Page 24 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	4-25-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	P  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	14,000			A				$1.3739  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	4,285,599  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).				SEC 1474 (7-96)

FORM 4 (continued)							Page 25 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	5-10-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	P  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	30,000			A				$2.0625  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	4,285,599  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).				SEC 1474 (7-96)

FORM 4 (continued)							Page 26 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	5-10-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	30,000			D				$2.0625  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	4,285,599  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).				SEC 1474 (7-96)

FORM 4 (continued)							Page 27 of 30 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	5-22-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	P  >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	300				A				$1.75  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	2,604,298  >> (4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D - by Watershed Partners, L.P.  >>
<<	I - (1)(2)(3)  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).				SEC 1474 (7-96)

FORM 4 (continued)							Page 28 of 30 Pages

Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
			(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3) _________________________

2.	Conversion or Exercise Price of Derivative Security  ____________

3.	Transaction Date (Month/Day/Year)  ______________

4.	Transaction Code (Instr. 8)

	Code  ______		V  ______

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A)  _____________    (D)  ______________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title __________________________	Amount or Number of Shares _____

8.	Price of Derivative Security (Instr. 5)	_______________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4)     _______________

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)  __________________

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________
________________________________________________________________________

FORM 4 (continued)							Page 29 of 30 Pages
Explanation of Responses:



(1)	By Vincent A. Carrino, as manager and majority member of limited liability company that is a general partner of investment limited partnerships and an investment adviser for client accounts.

(2)	By Brookhaven Capital Management, LLC, as an investment adviser for client accounts and a general partner of investment limited partnerships.

(3)	Each reporting person has only a pro rata interest in the securities with respect to which indirect beneficial ownership is reported and disclaims beneficial ownership in such securities except to the extent of such reporting person's pecuniary interest.

(4)	As of May 31, 2000.


							Brookhaven Capital Management, LLC

							By:  /s/ Vincent A. Carrino	6/27/00
								Manager


**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 1474 (7-96)

FORM 4 (continued)							Page 30 of 30 Pages


Joint Filer Information

Name:  Vincent A. Carrino
Address: 3000 Sand Hill Road, Building 3, Suite 105, Menlo Park, CA  94025
Designated Filer:   Brookhaven Capital Management, LLC
Issuer and Ticker Symbol:  Intrenet Inc. (INET)
Statement for Month/Year:  March, April and May 2000
Signature:   /s/ Vincent A. Carrino

Name:   Watershed Partners, L.P.
Address: 3000 Sand Hill Road, Building 3, Suite 105, Menlo Park, CA  94025
Designated Filer:   Brookhaven Capital Management, LLC
Issuer and Ticker Symbol:  Intrenet Inc. (INET)
Statement for Month/Year:  March, April and May 2000
Signature:	Watershed Partners, L.P.
				By:	Brookhaven Capital Management, LLC
					General Partner
					/s/ Vincent A. Carrino, Manager



CSR\4193\017\1105446